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                                                                 EXHIBIT 99.2


PRESS RELEASE


                       AMSURG CORP. HIRES FRANK J. COLL AS
                        SENIOR VICE PRESIDENT, OPERATIONS

                           -------------------------

NASHVILLE, Tenn. (Feb. 22, 2005) - AmSurg Corp. (NASDAQ: AMSG) today announced that it has hired Frank J. Coll as Senior Vice President, Operations. Mr. Coll's background includes serving as Senior Vice President, Operations for Web MD/Envoy Corporation, which primarily provides electronic transaction processing services to the healthcare industry. In addition, he was President of Envoy's Northeast Division and also served as a Vice President, General Manager for the company. Previously, Mr. Coll was President of Healthcare Data Interchange Corporation before its purchase by Envoy and a Regional Vice President for Versyss, Incorporated.

         Ken P. McDonald, President and Chief Executive Officer of AmSurg, remarked, "It is a pleasure to announce the hiring of Frank Coll as our Senior Vice President, Operations, after an extensive and thorough search for the best qualified individual. During Frank's extensive career in healthcare, he has demonstrated his operations expertise in developing the strategic vision and managing the processes necessary to position both large and small companies for substantial growth. We are confident that he will bring fresh ideas and energy to AmSurg in structuring our operations to meet the growth we expect in the years ahead."

         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At December 31, 2004, AmSurg owned a majority interest in 128 centers and had nine centers under development.




                                     Contact:
                                               Claire M. Gulmi
                                               Senior Vice President and
                                               Chief Financial Officer
                                               (615) 665-1283




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